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                                                                   Exhibit 99.1

                             FOR IMMEDIATE RELEASE

   Union Bankshares Announces Fourth Quarter and Year Ended December 31, 2007
                    Earnings and Quarterly Dividend Payment

Morrisville, VT January 16, 2008 - Union Bankshares, Inc. (AMEX - UNB) today announced net Income for the fourth quarter of 2007 was $1.512 million or $.34 per share compared to $1.586 million or $.35 per share for 2006. Net income for the year ended December 31, 2007 was $5.655 million or $1.25 per share compared to $6.255 million or $1.38 per share for the same period in 2006. A year to date decrease in net interest income of 1.8%, a decrease in federal tax credits, an increase in the loan loss provision and other expenses were partially offset by an increase in trust and fee income. Total loans are $318.2 million at December 31, 2007 and total deposits are $324.0 million.

A quarterly cash dividend of $.28 per share was declared on January 16, 2008 to shareholders of record January 26, 2008, payable February 7, 2008. Total dividends paid per share for 2007 were $1.12 compared to dividends paid per share for 2006 of $1.06.

Union Bankshares, Inc., with headquarters in Morrisville, Vermont is the bank holding company parent of Union Bank, which offers deposit, loan, trust and commercial banking services throughout northern Vermont and New Hampshire. As of December 31, 2007, the Company had approximately $394 million in consolidated assets compared to $381 million at the end of the prior year. The Company operates 12 banking offices and 29 ATM facilities in Vermont, a branch and ATM in Littleton, New Hampshire, and a loan origination office in St. Albans, Vermont. The Company has capital of $42.1 million with a book value per share of $9.34 as of December 31, 2007.

Statements made in this press release that are not historical facts are forward-looking statements. Investors are cautioned that all forward-looking statements necessarily involve risks and uncertainties, and many factors could cause actual results and events to differ materially from those contemplated in the forward-looking statements. When we use any of the words "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. The following factors, among others, could cause actual results and events to differ from those contemplated in the forward-looking statements: uncertainties associated with general economic conditions; changes in the interest rate environment; inflation; political, legislative or regulatory developments; acts of war or terrorism; the markets' acceptance of and demand for the Company's products and services; technological changes, including the impact of the internet on the Company's business and on the financial services market place generally; the impact of competitive products and pricing; and dependence on third party suppliers. For further information, please refer to the Company's reports filed with the Securities and Exchange Commission at www.sec.gov.